Exhibit 5.2

A LIMITED LIABILITY PARTNERSHIP TELEPHONE: +44 (0)20-7959-8900 FACSIMILE: +44 (0)20-7959-8950 WWW.SULLCROM.COM	One New Fetter Lane London EC4A 1AN, England BRUSSELS • FRANKFURT • PARIS LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C. BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

October 5, 2023

Diageo plc,

16 Great Marlborough Street,

London W1F 7HS,

England.

Diageo Capital plc,

11 Lochside Place,

Edinburgh EH12 9HA,

Scotland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $800,000,000 aggregate principal amount of 5.375% Fixed Rate Notes due 2026 (the “2026 Notes”) and $900,000,000 aggregate principal amount of 5.625% Fixed Rate Notes due 2033 (the “2033 Notes”, and, together with the 2026 Notes, the “Securities”) of Diageo Capital plc, a public limited company incorporated under the laws of Scotland (the “Issuer”), each fully and unconditionally guaranteed as to payment of principal and interest by the related guarantees (the “Guarantees”) of Diageo plc (the “Guarantor”), and issued pursuant to the Indenture, dated as of August 3, 1998 (the “Indenture”), between the Issuer and the Guarantor, on the one hand, and The Bank of New York Mellon, as Trustee (the “Trustee”), on the other hand, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, (1) assuming the Securities have been duly authorized, executed, issued and delivered by the Issuer insofar as the laws of Scotland are concerned, the Securities will constitute valid and legally binding obligations of the Issuer and (2) assuming the Guarantees have been duly authorized, executed and delivered by the Guarantor insofar as the laws of England and Wales are concerned, the Guarantees will constitute valid and legally binding obligations of the Guarantor, subject, in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Sullivan & Cromwell LLP carries on business in England and Wales through Sullivan & Cromwell MNP LLP, a registered limited liability partnership established under the laws of the State of New York.

The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.

Sullivan & Cromwell MNP LLP is authorized and regulated by the Solicitors Regulation Authority (Number 00308712).

A list of the partners’ names and professional qualifications is available for inspection at 1 New Fetter Lane, London EC4A 1AN. All partners are either registered foreign lawyers or solicitors.

Diageo plc	-2-
Diageo Capital plc

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Issuer, the Guarantor or the Securities, the Guarantees or their offering and sale.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (1) the Issuer has been duly incorporated and is an existing company under the laws of Scotland, (2) the Guarantor has been duly incorporated and is an existing company under the laws of England and Wales, and (3) the Indenture has been duly authorized, executed and delivered by the Issuer insofar as the laws of Scotland are concerned and by the Guarantor insofar as the laws of England and Wales are concerned. With respect to all matters of Scottish law, we note that you have received an opinion, dated the date hereof, of Morton Fraser LLP, Scottish counsel to the Issuer. With respect to all matters of English law, we note that you have received an opinion, dated the date hereof, of Slaughter and May, English counsel to the Guarantor.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities and the Guarantees under cover of Form 6-K and to the references to us under the heading “Validity of Securities” in the prospectus dated February 23, 2023, as supplemented by the prospectus supplement dated October 2, 2023. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP